Exhibit 107

Calculation of Filing Fee Tables

Form S-1

(Form Type)

Addentax Group Corp.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees Previously Paid	Equity	Common Stock, par value 0.001 per share, , underlying convertible notes	Rule 457(c)	16,437,309	(2)	$16.50	(5)	$271,215,598.5	0.00011020	$29,887.96
	Equity	Common Stock, par value 0.001 per share, underlying PIPE Warrants	Rule 457(g)	41,013,196	(3)	$0.98	(6)	$40,192,932.08	0.00011020	$4,429.26
	Equity	Common Stock, par value 0.001 per share, underlying Placement Agent Warrants	Rule 457(g)	70,000	(4)	$12.50	(7)	$875,000	0.00011020	$96.43

	Total Offering Amounts							$312,283,530.58	0.00011020	$34,413.65
	Total Fees Previously Paid									$34,413.65
	Total Fee Offsets									$-
	Net Fee Due									$0

(1) Pursuant to Rule 416 under the Securities Act of 1933, as amended, this registration statement also covers an indeterminate number of additional shares of common stock, par value $0.001 per share, of the registrant as may be issued or issuable as a result of share split, share dividend, recapitalization, exchange or similar event or otherwise. The number of shares being registered has been adjusted to reflect (i) the Company’s 1-for-10 reverse stock split, which became effective on June 30, 2023 and (ii) applicable price-based anti-dilution adjustments to the PIPE Warrants. The reverse split and the applicable price-based anti-dilution adjustments did not change the aggregate offering amount previously registered. No additional securities are being registered by this post-effective amendment, and no additional filing fee is due.

(2) Representing 200% of the maximum number of common stocks issuable pursuant to the convertible notes.

(3) Representing 200% of the maximum number of common stocks issuable upon exercise of the PIPE Warrants.

(4) Representing the maximum number of common stocks issuable upon exercise of the Placement Agent Warrants.

(5) Estimated solely for the purpose of determining the amount of registration fees in accordance with Rule 457(g) under the Securities Act based upon the higher of (a) assumed alternate conversion price of $8.50; (b) $16.50, the average of high and low prices for one common stock as reported on Nasdaq Capital Market on January 23, 2023, in each case as adjusted to reflect the Company’s 1-for-10 reverse stock split effective June 30, 2023.

(6) Estimated solely for the purpose of determining previously paid registration fees in accordance with Rule 457(g) under the Securities Act. The exercise price of the PIPE Warrants has been adjusted from $1.25 to $0.98 to reflect the registrant’s 1-for-10 reverse stock split effective June 30, 2023, and applicable price-based anti-dilution adjustments to the PIPE Warrants.

(7) Estimated solely for the purpose of determining previously paid registration fees in accordance with Rule 457(g) under the Securities Act. The exercise price of the Placement Agent Warrants has been adjusted from $1.25 to $12.50 to reflect the Company’s 1-for-10 reverse stock split effective June 30, 2023.